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                                                                    EXHIBIT 99.1

Geron Corporation
200 Constitution Drive
Menlo Park.  CA 94025
Tel:    (650) 473-7700
Fax:    (650) 473-7750

                                  PRESS RELEASE

                           CLONING OF HUMAN TELOMERASE
                            GENE REPORTED IN SCIENCE

                 TELOMERASE PLAYS A KEY ROLE IN AGING AND CANCER

MENLO PARK, CA -- August 14, 1997 -- Geron Corporation (NASDAQ:GERN) and the University of Colorado, Boulder today announced the cloning of the gene for the human telomerase catalytic protein, believed to be the long sought after "holy grail" of cell aging research. This rarely-expressed gene is believed to play a key role in the regulation of cell lifespan, functioning as part of a molecular clock of cell aging, its absence imparting mortality to some cells, and its presence imparting replicative immortality to others. "The cloning of the active center of telomerase is a major milestone that sets the stage for more fully understanding the molecular genetics of aging and cancer," said Nobel Laureate Thomas Cech, Ph.D., professor at the University of Colorado, Boulder.

Telomerase is an "immortalizing enzyme" that imparts replicative immortality when expressed in reproductive and cancer cells. Cells that do not express the enzyme are mortal. Previous research by Geron and its collaborating scientists has shown that the aging of mortal cells appears to be controlled by a molecular clock consisting of telomeres - a chain of repeated DNA segments found at the ends of the chromosomes. Each time a mortal cell divides, a small segment of telomeric DNA is lost, and in the absence of telomerase, the shortened telomeres signal the cell to become senescent and stop dividing. Cells that have no replicative limit, such as reproductive cells, express telomerase, an enzyme that synthesizes telomeres allowing replicative immortality. Telomeres can therefore be envisioned as "molecular clocks" that limit the lifespan of cells and affect the aging process, while telomerase can be envisioned as the "key" that "rewinds" the telomere clocks.

In the report today in Science, researchers from Geron Corporation and the University of Colorado, Boulder collaborated to clone and sequence the catalytic protein component of the telomerase enzyme, the portion that extends the telomere. "The telomerase enzyme is a unique partnership of RNA and protein. The protein component has convincing similarity to viral reverse transcriptases, and therefore we have named the gene `human Telomerase Reverse Transcriptase
(hTRT)'," said Dr. Cech, senior author of the paper. It is the only reverse transcriptase thought to be essential for normal human biology.


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"We believe that hTRT and the RNA component (hTR) make up the core, or functional enzyme," adds Calvin Harley, Ph.D., Geron's vice president and chief scientific officer. The discovery of the catalytic component of the enzyme in humans establishes the significance of the hTRT protein over various earlier reported telomerase associated proteins. "These other proteins may be associated with the enzyme, but the broad evolutionary conservation of the TRT family of proteins and the strong correlation of hTRT expression with the immortal state, indicates that it is the key telomerase protein," said Dr. Harley, "We are excited by the prospect of using the recombinant components in drug screening for telomerase inhibitors and activators."

Telomerase has previously been shown to be active in all types of cancer examined and not expressed in most normal tissues. Telomerase is therefore thought to be unique among anti-cancer targets for it's universality and specificity to cancer cells. Because telomerase is required for cancer cells to keep proliferating, Geron is seeking to discover anti-cancer drugs designed to inhibit telomerase. Such drugs are expected to lead to the death of the cancer cells through resumed telomere shortening, with little to no effect expected on normal cells and tissues.

Since telomeres and telomerase are involved in manifold disorders of aging, including cancer, many additional applications of this new technology are envisioned. "We are excited about moving this discovery into important new diagnostic and drug discovery applications including telomerase as a product, because introduction of telomerase activity into mortal cells should extend their replicative lifespan," said Ronald Eastman, Geron's president and chief executive officer. "In addition, we will use this new technology, along with our recently issued patent on the RNA component, to strengthen our proprietary position in telomerase biology. We have an issued U.S. patent on the RNA component of human telomerase, and have received or licensed exclusively U.S. patents claiming the TRAP assay for telomerase activity, a telomerase inhibitor drug discovery screen, and telomerase-based diagnostic and prognostic methods for cancer."

Co-authors with Dr. Cech on the Science article, "Telomerase Catalytic Subunit Homologs from Fission Yeast and Human" from the Howard Hughes Medical Institute at the University of Colorado include Toru M. Nakamura and Dr. Joachim Lingner. Co-authors from Geron are Drs. Gregg B. Morin, Karen B. Chapman, Scott L. Weinrich, William H. Andrews and Dr. Harley.

Geron Corporation is a biopharmaceutical company focused on discovering and developing therapeutic and diagnostic products based upon the company's understanding of telomeres and telomerase in cells, fundamental biological mechanisms underlying cancer and age-related diseases.

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BACKGROUNDER

           CLONING OF HUMAN TELOMERASE: IMPACT ON DRUG DISCOVERY FOR
                     CANCER AND OTHER AGE-RELATED DISEASES

The cloning of human telomerase marks a critical milestone in Geron's program to develop new therapies for cancer and other age-related diseases by controlling telomerase expression in cells. Telomerase is an enzyme essential to the replicative immortality of cancer cells. At the same time, telomerase is "turned off" in normal body cells, which consequently lose their replicative capacity after a certain number of cell divisions, becoming old, senescent cells whose behavior may contribute to a variety of age-related diseases.

Telomerase is a rare and complex enzyme that has both RNA and protein components. Geron was the first to clone the RNA component of human telomerase, and this work was published in the prestigious journal Science (September 1, 1995). Geron's latest accomplishment -- the cloning of the critical catalytic protein component of human telomerase -- is likewise published in Science (August 15, 1997). This accomplishment will accelerate Geron's efforts to (i) discover new drugs that will inhibit telomerase function, potentially leading to breakthrough therapeutics for cancer, (ii) strengthen Geron's technological lead in telomerase-based cancer diagnostics, and (iii) discover new drugs that re-express telomerase in aging cells under controlled conditions, potentially leading to breakthrough therapies to treat numerous age-related diseases.

TELOMERASE EXTENDS CELLS' ABILITY TO DIVIDE
The discovery of the protein, named "hTRT" for human Telomerase Reverse Transcriptase, is the result of a collaboration between Geron scientists and the laboratory of Nobel Laureate Dr. Thomas R. Cech at the University of Colorado, Boulder.

The function of telomerase is to add a specific repeating DNA sequence to the ends of chromosomes, the "telomeres." The primary DNA synthesizing machinery common to all cells cannot accomplish this task. Telomeres protect chromosomes from degradation, position chromosomes within the nucleus, and interact with telomerase to allow telomere synthesis, functions without which a dividing cell cannot survive. In the absence of telomerase, telomeres progressively shorten with each cell division, eventually reaching a critical length associated with "senescence." Senescent cells exhibit a change in gene expression that contributes to age-related pathologies. Telomeres can therefore be envisioned as "molecular clocks" that limit the lifespan of cells and affect the aging process, and telomerase can be envisioned as the enzyme that "rewinds" the telomere clocks. A dramatic revelation of this new work is that the human telomerase catalytic protein hTRT has been extraordinarily conserved throughout evolution, suggesting that telomerase is one of the most ancient of enzymes in eukaryotic cells. This evolutionary conservation is believed to reflect hTRT's critical role in human cells.

A further surprise is that telomerase is a member of the important family of reverse transcriptase enzymes. Reverse transcriptases, like that found in HIV-1, use RNA rather than DNA to direct the synthesis of the complementary DNA. Telomerase is the only known reverse transcriptase required for normal human development. It is also unusual in that it requires a specific RNA, the


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telomerase RNA component, for its catalytic activity. This RNA component is essential in combination with the catalytic protein for telomerase activity. Recombinant and synthetic forms of the human telomerase RNA (hTR) were patented by Geron in 1996. Geron's issued patent on hTR and its pending applications for hTRT put Geron in a unique position to exploit telomerase for therapeutic drug development and diagnostic applications.

TELOMERASE INHIBITORS FOR CANCER: INDUCING THE DEATH OF CANCER CELLS Geron targets telomerase in its anti-cancer program because the enzyme is believed to be required for the unlimited replicative growth of cancer cells. The ideal cancer target is a cellular process essential for cancer cells but not for normal cells. Unfortunately, most current cancer therapies target the primary DNA synthesizing and cell division machinery essential for both cancer and normal cells. As a result, most current treatment regimens cause severe side effects. In contrast, telomerase is not active in most normal cells, so it is believed that a telomerase inhibitor will have a reduced side effect profile. Unlike the few normal cell types that express telomerase transiently and/or at very low levels, cancer cells have a constant and relatively high expression of telomerase. Cancer cells also lack growth control and so keep dividing even when their telomeres are critically short, leading to cell death following telomerase inhibition. Normal cells, even those few that express telomerase, stop dividing when telomeres reach a critically short length, so telomerase inhibition therapy should not negatively impact normal cells. No other known cancer target has the level of specificity of telomerase.

In addition to this specificity, telomerase is active in all cancers studied. A telomerase inhibitor should therefore be active against all cancers that express telomerase. No other known cancer target that has been described as specific to cancer has this universality. The specificity and universality of telomerase make it an ideal cancer target and present an important new opportunity to develop a new class of cancer drugs. Geron's goal is to develop small molecule, orally deliverable inhibitors of telomerase.

TELOMERASE ACTIVATORS FOR AGE-RELATED DISEASES: DELAYING SENESCENCE IN NORMAL CELLS Understanding the mechanisms that control telomerase expression will, Geron scientists believe, also allow Geron to discover telomerase activator drugs that alleviate certain deleterious effects of normal human aging. Because telomerase is not expressed in most normal cells, telomeres are gradually lost in most human cells with age. Eventually, the telomeres become critically short, and the cells stop dividing and senesce. Geron believes its cloning of the hTRT gene will enable it to create recombinant products and discover small molecule products that allow telomerase to be expressed in a controlled manner in any cell. Expressing telomerase in a cell should lengthen telomeres, extend replicative capacity, and thereby postpone cell senescence. In effect, these cells will have a capacity to maintain their normal function longer, alleviating certain effects of human aging.

In addition, Geron's discoveries allow for recombinant hTRT protein and hTR RNA components to be used in new and improved drug screens for telomerase inhibitors or activators. By identifying cellular components that interact with hTRT and hTR, Geron expects to identify additional new drug targets as well.


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TELOMERASE-BASED CANCER DIAGNOSTICS
Because telomerase activity is expressed in cancer cells but not normal cells, the hTRT protein should have broad utility in the field of cancer diagnostics. Geron and its collaborators have already developed techniques to detect telomerase activity in cells (the TRAPeze(TM) assay kit sold by Oncor), measure telomere length (the TeloQuant(TM) assay kit soLD by PharMingen), and detect activation of hTRT and hTR RNAs. Antibodies to hTRT have also been developed that can detect the hTRT protein, leading to new product opportunities for the diagnosis, prognosis, and monitoring of cancer patients.

With the discovery of the human Telomerase Reverse Transcriptase protein, Geron has increased its lead in telomere and telomerase research, and in the discovery and development of novel therapeutics and diagnostics for cancer and other age-related diseases. Geron has protected its proprietary position in the field with patent filings on this discovery which complement its issued U.S. Patents claiming the TRAP assay for telomerase activity, a telomerase inhibitor drug discovery screen, the telomerase RNA component, and diagnostic and prognostic methods for cancer in which telomerase activity is detected or measured to detect cancer cells or to prognose the likely disease outcome.

The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Specifically, the Company wishes to alert readers the matters discussed in this white paper may constitute certain forward-looking statements that are dependent on certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the Company's results are included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

Editor: If you would like a full copy of the Science article dated August 15, 1997, titled "Telomerase Catalytic Subunits from Fission Yeast and Human: A Unique Branch of Reverse Transcriptases," please contact Science, News and Information Office, at 202/326-6440.

Note:  This release moved over Business Wire August 14, 1997.


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The Company desires to take advantage of the "safe harbor" provisions of the
Private Securities Litigation Reform Act of 1995. Specifically, the Company wishes to alert readers the matters discussed in this press release may constitute certain forward-looking statements that are dependent on certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the Company's results are included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

Contact:

Ronald Eastman                      Carole Melis/Mike Jackman
President & CEO                     StratiPoint Group
415 473-7700                        415 326-0420